EX99.28(e)(1)(v)

Amendment to

Amended and Restated Distribution Agreement between

JNL Investors Series Trust and Jackson National Life Distributors LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD entered into an Amended and Restated Distribution Agreement effective May 24, 2011, as amended (“Agreement”), whereby the Trust appointed JNLD as distributor (“Distributor”) of the Shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the following fund merger has been approved by the Board of Trustees of the Trust and by the Board of Trustees of JNL Series Trust:

Fund Merger:

-	JNL/PPM America Total Return Fund of JNL Investors Series Trust into the JNL/PPM America Total Return Fund of JNL Series Trust; and

Whereas, pursuant to the approval of the fund merger, as outlined above, the parties have agreed to amend Schedule A of the Agreement to:

-	remove the JNL/PPM America Total Return Fund and its fees.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed, effective as of April 25, 2016.

Attest:		JNL Investors Series Trust

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma. M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Ali Roach	By:	/s/ Alison Reed
	Ali Roach	Name:	Alison Reed
		Title:	EVP JNLD Operations

Schedule A
Dated April 25, 2016
Class A 12b-1 Fee Table 11

Class A Shares Fund	Maximum 12b-1 Distribution and Service Fee
JNL/PPM America Low Duration Bond Fund	0.20%

[1] The expenses are calculated as a percentage of the average daily net assets.

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